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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and the Statement of Additional Information constituting parts of the Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997 relating to the financial statements and financial highlights appearing in the December 31,1996 Annual Report of the OFFITBANK High Yield Fund, OFFITBANK Emerging Markets Fund, OFFITBANK Latin American Total Return Fund, and OFFITBANK New York Municipal Fund, which are also incorporated by reference into Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in the Statement of Additional Information and under the heading "Financial Highlights" in the Prospectus.



/s/Price Waterhouse LLP

PRICE WATERHOUSE LLP
New York, New York
April 28, 1997